EXHIBIT 2.1












                       ASSET PURCHASE AGREEMENT


                          dated March 5, 1997


                              between


                   Shoe Corporation of America, Inc.

                                and


                              JBI, Inc.













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                                Page

                          Table of Contents
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1.       Certain Definitions......................................................................................1

2.       Purchase and Sale........................................................................................7
                  2.1      Covenant of Purchase and Sale..........................................................7
                  2.2      Excluded Assets........................................................................7
                  2.3      Assumed Liabilities....................................................................7
                  2.4      Consideration for Assets...............................................................7
                  2.5      Payment of Cash Purchase Price.........................................................8
                  2.6      Determination of Cash Purchase Price...................................................9
                  2.7      Allocation of Purchase Price..........................................................11
                  2.8      Reimbursement for Letters of Credit and Banker Acceptances............................11
                  2.9      Winkelmans............................................................................11
                  2.10     Post-Effective Time Transactions......................................................12
                  2.11     Lender Deposits.......................................................................12

3.       Buyer's Representations and Warranties..................................................................12
                  3.1      Organization of Buyer.................................................................12
                  3.2      Authority.............................................................................13
                  3.3      No Conflict; Required Consents........................................................13
                  3.4      Acknowledgment Regarding Access to Certain Information................................13
                  3.5      HSR Act...............................................................................13

4.       Seller's Representations and Warranties.................................................................13
                  4.1      Organization and Qualification of Seller..............................................13
                  4.2      Authority.............................................................................14
                  4.3      No Conflict; Required Consents........................................................14
                  4.4      Assets; Title, Condition, and Sufficiency.............................................14
                  4.5      Real Property.........................................................................15
                  4.6      Acquired Contracts....................................................................15
                  4.7      Employment Matters....................................................................16
                  4.8      Employee Benefits.....................................................................16
                  4.9      Litigation............................................................................17
                  4.10     Financial Statements..................................................................17
                  4.11     Absence of Certain Changes or Events..................................................18
                  4.12     Tax Returns; Other Reports............................................................18
                  4.13     Compliance with Legal Requirements; Business Permits..................................19
                  4.14     Intellectual Property.................................................................19
                  4.15     Environmental.........................................................................19
                  4.16     Books and Records.....................................................................20
                  4.17     Accounts Receivable...................................................................20
                  4.18     Inventory.............................................................................21
                  4.19     Warranties and Returns................................................................21
                  4.20     Customers and Suppliers...............................................................21
                  4.21     Product Liability Claims..............................................................21
                  4.22     Insurance.............................................................................21

5.       Covenants...............................................................................................22
                  5.1      Effect of Investigations..............................................................22
                  5.2      Confidentiality.......................................................................22
                  5.3      Title Insurance Policy and Survey.....................................................23
                  5.4      Employee Matters......................................................................23
                  5.5      Bulk Sales............................................................................24
                  5.6      Transfer Taxes........................................................................24
                  5.7      Underground Storage Tanks.............................................................24

6.       Closing.................................................................................................25
                  6.1      Closing; Time and Place...............................................................25
                  6.2      Seller's Obligations..................................................................26
                  6.3      Buyer's Obligations...................................................................27
                  6.4      Further Assurances....................................................................28

7.       Indemnification.........................................................................................28
                  7.1      Indemnification by Seller.............................................................28
                  7.2      Indemnification by Buyer..............................................................28
                  7.3      Procedure for Indemnified Third Party Claim...........................................29
                  7.4      Determination of Indemnification Amounts and Related Matters..........................29
                  7.5      Survival; Time and Manner of Certain Claims...........................................30
                  7.6      Disbursement of Indemnity Escrow Deposit..............................................31
                  7.7      Other Indemnification.................................................................31

8.       Miscellaneous Provisions................................................................................31
                  8.1      Expenses..............................................................................31
                  8.2      Brokerage.............................................................................31
                  8.3      Waivers...............................................................................31
                  8.4      Notices...............................................................................32
                  8.5      Entire Agreement; Amendments..........................................................33
                  8.6      Binding Effect; Benefits..............................................................33
                  8.7      Headings, Schedules, and Exhibits.....................................................33
                  8.8      Counterparts..........................................................................34
                  8.9      Governing Law.........................................................................34
                  8.10     Third Parties; Joint Ventures.........................................................34
                  8.11     Construction..........................................................................34


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                          ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement") is made and entered into as of March 5, 1997, by and between Shoe Corporation of America, Inc., a Delaware corporation ("Buyer"), and JBI, Inc., a Massachusetts corporation ("Seller").


                               Recitals

         Seller owns and operates its divisional business known as Shoe Corporation of America (the "Business"). Buyer desires to purchase and Seller desires to sell substantially all of the assets of Seller used solely by Seller in the Business.

                              Agreements

         In consideration of the mutual covenants and promises stated in this Agreement, Buyer and Seller agree as follows:

                           Certain Definitions.

         As used in this Agreement, the following terms, whether in singular or plural forms, shall have the following meanings:

         "Acquired Contracts" means all Contracts, other than Business Permits, pertaining solely to the ownership, operation and maintenance of the Assets or the Business, but excluding any Excluded Assets.

         "Adjustment Escrow Agreement" has the meaning given in Section 2.5.

         "Adjustment Escrow Deposit" has the meaning given in Section 2.5.

         "Adjustment Liabilities" means the liabilities of Seller as of the Effective Time, relating solely to the Business, for or in respect of (i) trade accounts payable, (ii) expenses accrued as of the Effective Time in the Ordinary Course (but excluding expenses under Business Benefit Arrangements or otherwise relating to obligations to Business Employees), and (iii) liabilities of Seller to Business Employees that are hired by Buyer upon Closing, for earned but unused vacation time as of the Effective Time.

         "Affiliate" means with respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

         "Assets" means all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased or held by Seller (which pertain solely to or are used by Seller solely in connection with the Business), including but not limited to Acquired Contracts, Business Permits, Personal Property, Intangibles, Real Property and Inventory, but excluding any Excluded Assets.

         "Assumed Liabilities" means only (i) Adjustment Liabilities, (ii) those obligations and liabilities accruing after the Effective Time under the Acquired Contracts that are described on Schedules to this Agreement, (iii) obligations and liabilities under Acquired Contracts that are purchase orders and that are described on Schedules to this Agreement or otherwise are assumed in writing by Buyer, and (iv) liabilities and obligations arising out of the operation of the Business after the Effective Time.

         "Business" has the meaning given in the Recitals.

         "Business Benefit Arrangement" has the meaning given in Section 4.8.

         "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado or Boston, Massachusetts are required or authorized to be closed.

         "Business Employees" has the meaning given in Section 4.7.

         "Business Permits" has the meaning given in Section 4.13.

         "Cash Purchase Price" has the meaning given in Section 2.4.

         "Closing" has the meaning given in Section 6.1.

         "Closing Date" means the date on which Closing occurs.

         "Closing Payment" has the meaning given in Section 2.5.

         "Contingent Amount Note" has the meaning given in Section 2.4.

         "Contract" means any written contract, purchase order, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, or other instrument, document, obligation, or agreement, and any oral obligation, right, or agreement.

         "Division Retail Value" means the amount stated as such in Seller's price file which has been used to value the Inventory of the Business for book purposes, and which has been maintained on a consistent basis over time.

         "Effective Time" means 11:59 p.m., March 1, 1997, at the applicable location.

         "Encumbrance" means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants, leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract, or otherwise.

         "Environmental Law" means any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "ERISA" means the Employee  Retirement  Income Security Act of 1974, as
amended,  and  rules  and  regulations   promulgated  thereunder  and  published
interpretations with respect thereto.

         "Escrow Agent" means National Bank of Columbus.

         "Excluded Assets" means (i) Seller's rights under any Contract governing or evidencing an obligation of Seller for borrowed money; (ii) inventory, fixtures and other assets used by Seller solely in the operation of its Mega Store; (iii) any inventory, fixtures and other assets used by Seller solely in the operation of Seller's Casual Male business; (iv) any leasehold improvements relating to stores that have been closed or with respect to which the Business no longer is providing services; (v) any In-Store Inventory that is not Good and Saleable; (vi) any accounts receivable that are more than thirty days past due; (vii) all claims of Seller with respect to the Business that arise out of or with respect to events (or periods or portions thereof) occurring before the Effective Time (including but not limited to claims for refunds of Taxes); (viii) all Business Permits that are not transferable; (ix) any cash, cash equivalents, marketable securities, bank deposits and bank accounts; (x) any Contracts that are buying agency agreements or employment contracts (other than those described on Schedule 4.6) or Contracts that are the subject of Buyer's reimbursement obligations under Section 2.8(b); and (xi) any properties, privileges, rights, interests and claims that are owned, leased or held by Seller but which do not pertain solely to, and are not used by Seller solely in connection with, the Business.

         "Financial Statements" has the meaning given in Section 4.10.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "Good and Saleable" means, in respect of any Inventory, that such Inventory has not been worn outside a store, and is not defective, damaged or mismated.

         "Governmental Authority" means the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities.

         "Hazardous Substance" means any pollutants, contaminants, chemicals, toxic or hazardous substances, noxious substances or wastes which are defined or listed in, or otherwise classified pursuant to, any Environmental Law, or regulated by any Governmental Authority, including but not limited to: (a) oil, petroleum or petroleum compounds (refined or crude); (b) flammable, explosive or radioactive materials or substances; (c) asbestos in any form that is or could become friable; and (d) polychlorinated biphenyls or any electrical equipment which contains any oil or dielectic fluid containing polychlorinated biphenyls.

         "Indemnity Escrow Agreement" has the meaning given in Section 2.5.

         "Indemnity Escrow Deposit" has the meaning given in Section 2.5.

         "In-Store Inventory" means Inventory that is located in any one of the stores in which Seller operates the Business or in the Business' distribution center, or is in-transit between any of those locations.

         "Intellectual Property" means (i) trademarks, service marks, logos, trade names, and (to the extent of Seller's interest therein) the rights to the name "Shoe Corporation of America" and any derivatives thereof, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (ii) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (iii) computer software (including data and related documentation).

         "In-Transit Inventory" means Inventory for the Business that has been shipped by any of the Business' suppliers but has not been received by Seller.

         "Intangibles" means intangible assets, including but not limited to accounts receivable, Intellectual Property, warranties and goodwill, if any.

         "Inventory" means all tangible goods that would constitute inventory under GAAP, including supplies located in the Business' distribution center.

         "Judgment" means any judgment, writ, order, injunction, award, or decree of any court, judge, justice, or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

         "Knowledge" of Seller means the actual knowledge of Alan I. Weinstein, Philip G. Rosenberg, Mark T. Beaudouin, Dennis B. Tishkoff, Stuart Tishkoff, Terry Moore, Joe O'Riordan, Mike Dervos and Allyn Jones.

         "Landed Cost" means the amount stated on purchase orders in the "on order" file maintained by Seller with respect to the Business on a consistent basis during and since the end of the Business' 1997 fiscal year, comprised generally of the first cost of Inventory, plus commissions, duties, freight, royalties and miscellaneous costs such as (but not limited to) costs for insurance and brokers.

         "Legal Requirements" means any statute,  ordinance,  code or other law,
rule,   regulation,   order,   requirement,   or  procedure  enacted,   adopted,
promulgated, applied, or followed by any Governmental Authority.

         "Lender Deposits" has the meaning given in Section 2.4.

         "Litigation" means any claim, action, suit, proceeding, arbitration, investigation or hearing that could result in a Judgment.

         "Losses" means any claims, losses, liabilities, damages, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, and reasonable fees and disbursements of counsel and other experts incurred in connection with any of the foregoing, or in connection with enforcing any rights to indemnification under this Agreement with respect to any of the foregoing.

         "Material Adverse Effect" means (i) any Loss, or series of related Losses, in the amount of $500,000 or more, (ii) any material adverse effect on the ability of Seller or Buyer (as the context requires) to perform its obligations under the Agreement, or (iii) any other material and adverse effect on the operations, financial condition or prospects of the Business.

         "Ordinary Course" means the ordinary course of the Business, consistent with past practice.

         "Permitted Encumbrances" means the following Encumbrances: (a) liens for Taxes not yet due and payable; (b) zoning laws and ordinances and similar Legal Requirements; (c) rights reserved to any Governmental Authority to regulate the affected property; (d) as to Real Property, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in (or non-monetary Encumbrances upon) title which do not individually or in the aggregate interfere in any material respect with the right or ability to own, use or operate the Real Property or interfere with the right or ability to convey good, marketable and indefeasible title to such Real Property; (e) as to Acquired Contracts and Business Permits, restrictions in the terms thereof; and (f) as to Assets leased by Seller, the interests therein of the respective lessors (and any Person claiming by or through them); provided, however; that Permitted Encumbrances do not include any item which reasonably could be expected materially and adversely to affect the conduct of the Business as currently conducted.

         "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, limited liability company, trust, association, or unincorporated entity of any kind.

         "Personal Property" means tangible personal property in whatever form other than Inventory, including but not limited to fixtures, furniture, computer hardware (but not computer software), equipment, motor vehicles, trailers, tools and office supplies.

         "Prime Rate" means the rate announced from time to time by American National Bank and Trust Company of Chicago, as its prime rate for loans to commercial customers.

         "Real Property" has the meaning given in Section 4.5.

         "Schedule" means a portion of the letter from Seller to Buyer dated as of the date of this Agreement, each of which portions discloses exceptions to representations and warranties of Seller stated in this Agreement and is designated with a number corresponding to the number of the Section in which such representations and warranties are stated.

         "Taxes" means all levies and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise, or property taxes, together with any interest thereon and any penalties, additions to tax, or additional amounts applicable thereto.

         "Title Policy" has the meaning given in Section 5.3.

         "Transaction Documents" means all instruments and documents executed and delivered by Buyer or Seller or any officer, director, or Affiliate of either of them in connection with this Agreement or the transactions contemplated hereby.

         "Transition Services Agreement" has the meaning given in Section 6.2.

 ..       Purchase and Sale

         Covenant of Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at Closing Seller shall convey, assign, and transfer to Buyer, and Buyer shall acquire from Seller, for the Purchase Price, free and clear of all Encumbrances except Permitted Encumbrances, all of Seller's rights, titles and interests in the Assets.

         . Notwithstanding the provisions of Section 2.1, the Assets shall not include any of the Excluded Assets, all rights, titles and interests in which shall be retained, or not transferred, by Seller.

         . At Closing Buyer shall assume, and from and after Closing shall pay, discharge and perform when due the Assumed Liabilities. Except only for Assumed Liabilities, Buyer shall not assume, and (subject to Section 2.10) shall not have any responsibility for, any liabilities or obligations of Seller, including but not limited to liabilities or obligations associated with Excluded Assets.

         . In consideration of the sale of the Assets to Buyer by Seller, Buyer shall (i) execute and deliver to Seller a promissory note in the form of Exhibit
2.4 (the "Contingent Amount Note") and (ii) pay to Seller an amount (the "Cash Purchase Price") equal to the sum of the following amounts (calculated without duplication of any Asset or item in more than one of the following paragraphs
(a) through (l)):

       100 percent of the book value of those Assets that constitute Personal Property other than fixed assets as of the Effective Time, determined in accordance with GAAP;

                  (1) plus fifty percent of the Division Retail Value of all Assets that constitute Good and Saleable In-Store Inventory as of the Effective Time (determined on the basis of the physical inventory of In-Store Inventory conducted by Seller commencing December 26, 1996, adjusted to reflect operations of the Business from completion thereof to Closing);

                  (2) plus 100 percent of all deposits and other payments made (whether by wire transfers, letters of credit which have been drawn upon, bankers' acceptances or otherwise) with respect to In-Transit Inventory, as of the Effective Time, if and to the extent such amounts would be included in the Landed Cost thereof, plus 100% of the interest on such bankers' acceptances;

                  (3) plus seventy-eight percent of the book value of all Assets that are fixed assets (including but not limited to the Real Property) as of the Effective Time, determined in accordance with GAAP;

                  (4) plus 100 percent of the face amount as of the Effective Time of all accounts receivable included in the Assets;

                  (5) plus 100 percent of all prepaid expenses of the Business as of the Effective Time, as determined in accordance with GAAP, including but not limited to those described on Exhibit 2.4, if and to the extent Buyer will have the benefit thereof after the Effective Time;

                  (6) plus 100 percent of the amount of the Businesses' security deposits under any leases of real or personal property included in Acquired Contracts, if and to the extent Buyer will have the benefit of such security deposits after the Effective Time;

                  (7) plus 100 percent of any amounts actually paid by Seller pursuant to paragraph 5 of Part II of the letter of intent dated November 13, 1996, among Seller, CHB Capital Partners and Dennis B. Tishkoff, consisting of
(A) $50,000 paid to Fleet Bank, (B) $50,000 paid to American National Bank and Trust Company of Chicago, (C) $10,000 paid to Bank One, and (D) $15,000 paid to Rice Sangalis Toole & Wilson (collectively, the "Lender Deposits").

                  (8) less 100 percent of the Adjustment Liabilities, determined in accordance with GAAP (to the extent GAAP is applicable);

                  (9) less forty-one percent of the original prices paid by the Business' retail customers with respect to all of the Business' merchandise that
(A) is sold prior to the Effective Time but is returned during the fifteen days immediately following the Closing Date, and (B) promptly thereafter is delivered to Seller in Canton, Massachusetts;

                  (10) less the aggregate amount of Seller's liability as of the Effective Time in respect of bankers' acceptances relating to In-Store and In-Transit Inventory, determined in accordance with GAAP; and

                  (11)     less $4,000,000.

         Payment of Cash Purchse Price. At Closing, Buyer shall pay the Cash Purchase Price as estimated in accordance with paragraph 2.6 (the "Estimated Cash Purchase Price"), as follows:

                (12) Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, an amount (the
"Closing Payment") equal to ninety-two percent of the Estimated Cash Purchase Price;

                  (12) Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds to an account designated by Escrow Agent, to be held by Escrow Agent pursuant to the Indemnity Escrow Agreement in the form attached to this Agreement as Exhibit 2.5(b), among Seller, Buyer and Escrow Agent (the "Indemnity Escrow Agreement"), to be disbursed as provided in Sections 7.6 or 2.8(b) or as otherwise provided in the Indemnity Escrow Agreement, an amount equal to three percent of the Estimated Cash Purchase Price (including all earnings thereon, the "Indemnity Escrow Deposit"); and

                  (13) Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds to an account designated by Escrow Agent, to be held by Escrow Agent pursuant to the Adjustment Escrow Agreement in the form attached to this Agreement as Exhibit 2.5(c), among Seller, Buyer and Escrow Agent (the "Adjustment Escrow Agreement"), to be disbursed as provided in Sections 2.6 or 2.8(b) or as otherwise provided in the Adjustment Escrow Agreement, an amount equal to five percent of the Estimated Cash Purchase Price (including all earnings thereon, the "Adjustment Escrow Deposit").

    7.5 Determination of Cash Purchase Price. The amount of the Cash Purchase Price shall be determined as follows:

                   Seller and Buyer acknowledge that they have agreed upon a report (the "Preliminary Cash Purchase Price Report") showing Seller's estimated calculation of the Cash Purchase Price, which shall be the Estimated Purchase Price to be paid at Closing in accordance with Section 2.5.

                  (14) Seller shall, as soon as reasonably practicable (but in no event later than sixty days) after Closing, deliver to Buyer a report (the "Final Cash Purchase Price Report"), stating in detail Seller's final calculation of the Cash Purchase Price together with detailed documents substantiating the calculation thereof. Buyer shall provide Seller with reasonable access to all records which Buyer has in its possession and which are necessary for Seller to prepare the Final Cash Purchase Price Report. Upon the request of Buyer, Seller shall provide Buyer and its accountants with reasonable access to, and copies of, all books and records on the basis of which Seller prepared the Final Cash Purchase Price Report.

                  (15) Within forty-five days after Buyer's receipt of the Final Cash Purchase Price Report (the "Review Period"), Buyer shall give Seller written notice of Buyer's objections, if any, to the calculation of the Cash Purchase Price stated therein and, with respect to such objection, shall state the maximum amount by which it believes Seller's calculation of the Cash Purchase Price should be reduced on account of such objection. If Buyer fails to make any such objections within the Review Period, the Cash Purchase Price shall be as stated in the Final Cash Purchase Price Report, except with respect to items that should have been included in the calculation of the Cash Purchase Price in the Final Cash Purchase Price Report but for any reason were not, and which are described in a written notice given by Seller to Buyer, or by Buyer to Seller, within 120 days after the Closing Date. If Buyer makes any such objection within the Review Period, Seller and Buyer shall in good faith endeavor to resolve all such objections as expeditiously as possible. If Buyer and Seller are unable to resolve all such objections within sixty days after Buyer's receipt of the Final Cash Purchase Price Report, Seller and Buyer jointly shall, within seventy-five days after Buyer's receipt thereof, select a "big six" accounting firm independent of and reasonably acceptable to both of them and retain and direct such firm to resolve any remaining unresolved objections within thirty days after the date on which it is retained. The determination of such firm shall be conclusive and binding upon Seller and Buyer with respect to the matters presented to such firm. Seller and Buyer shall bear equally the fees and expenses payable to such firm in connection with such determination.

                  (16) On or before (i) the date that is fifty days after Buyer's receipt of the Final Cash Purchase Price Report, if Buyer does not timely make any objections thereto pursuant to paragraph 2.6(c), or (ii) that date that is five Business Days after the date on which all objections timely made by Buyer pursuant to Section 2.6(c) have been resolved in accordance with that paragraph, Seller and Buyer shall take the following actions:

(x)if the amount of the Cash Purchase Price as finally determined is equal to or greater than the sum of the Closing Payment and the Indemnity Escrow Deposit (the amount of such excess, together with interest thereon at the rate of eight percent per annum from the Closing Date through the date of disbursement as provided below in this paragraph, being "Seller's Additional Amount"), (i) Seller and Buyer jointly shall instruct the Escrow Agent in writing to (A) disburse to Seller, out of the Adjustment Escrow Deposit an amount equal to Seller's Additional Amount or the entire Adjustment Escrow Deposit, whichever is less, and (B) disburse the balance, if any, of the Adjustment Escrow Deposit to Buyer, and (ii) if the Adjustment Escrow Deposit is less than Seller's Additional Amount, on the date of such disbursement by the Escrow Agent Buyer shall pay the difference to Seller, by wire transfer of immediately available funds to an account designated by Seller; or

        (y) if the amount of the Cash Purchase Price as finally determined is less than the sum of the Closing Payment and the Indemnity Escrow Deposit (the amount of such difference, together with interest thereon at the rate of eight percent per annum from the Closing Date through the date of disbursement as provided below in this paragraph, being "Buyer's Refund Amount"),(A) Seller and Buyer jointly shall instruct the Escrow Agent to disburse the entire Adjustment Escrow Deposit to Buyer, and (B) on the date of disbursement by the Escrow Agent, Seller shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, an amount equal to Buyer's Refund Amount.

                  (17) Notwithstanding the above, if at any time the difference (the "Difference") between (A) the Cash Purchase Price as set forth in the Final Cash Purchase Price Report less the sum of any reductions made thereto as a result of resolved objections of Buyer in accordance with Section 2.6(c) and the amount of all remaining unresolved objections which were timely made by Buyer pursuant to Section 2.6(c) exceeds (B) the sum of the Closing Payment and the Indemnity Escrow Deposit, then Seller and Buyer promptly shall instruct the Escrow Agent to disburse the Difference to Seller.

         8.6   Allocation of Purchase Price
         . The Cash Purchase Price shall be allocated among the Assets in accordance with a schedule to be prepared by Buyer on the basis of an appraisal of the Assets conducted by Buyer as soon as is practicable after final determination of the Purchase Price in accordance with Section 2.6(c), and reasonably agreed to by Seller. Seller and Buyer shall be bound by such allocations, shall not take any position inconsistent with such allocations, and shall file all returns and reports with respect to the transactions contemplated by this Agreement (including all federal, state and local tax returns) on the basis of such allocations.

        9.7   Reimbursement for Letters of Credit and Banker Acceptances.

            At Closing, Buyer shall establish and deliver to Seller a standby letter of credit in favor of Seller in the amount of $1,395,000 with a term of forty-five days, in form and substance satisfactory to Seller (the "Standby LC"). If Seller is or becomes obligated to reimburse any amounts advanced or disbursed pursuant to letters of credit for the purchase or shipment of any In-Store or In-Transit Inventory, Seller shall be entitled immediately to draw on the Standby LC in such amounts.

                  (18) If and to the extent there are outstanding at the Effective Time any bankers' acceptances relating to the purchase of In-Store Inventory or In-Transit Inventory, Seller shall pay all obligations with respect thereto as they become due (without prepayment) and Buyer shall reimburse Seller for the amount of such payments on the dates stated on Exhibit 2.8(b) (but shall not be required to make any such reimbursement prior to the date of Seller's actual payment). If Buyer at any time fails to pay any such amount on or before the applicable date stated on Exhibit 2.8(b), Seller may, but is not obligated to, obtain part or all of such unpaid amount by filing a claim therefor against the Adjustment Escrow Deposit, in accordance with the Adjustment Escrow Agreement, and/or against the Indemnity Escrow Deposit in accordance with the Indemnity Escrow Agreement. After disbursement of any such amount by Escrow Agent (in each case a "BA Funding Amount"), Buyer nevertheless shall remain obligated to reimburse Seller for such BA Funding Amount plus interest thereon from the applicable date for reimbursement stated on Exhibit 2.8(b) at the rate of fourteen percent per annum, unless Buyer replenishes the Adjustment Escrow Deposit and/or Indemnity Escrow Deposit, as applicable, with cash in an amount of the BA Funding Amount, within fifteen days after the date of Escrow Agent's disbursement thereof.

  10.8 Winkelmans. If (i) within ninety days after the Closing Date Winkelman Stores, Incorporated, ("Winkelman's") elects to liquidate its inventory in any of its stores and within such ninety day period receives approval of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") for such liquidation, and if (ii) the Bankruptcy Court has not approved the Amendment to License Agreement dated as of February 28, 1997 between Winkelman's and Seller, then either:

                   Seller shall pay to Buyer the amount (the
"Winkelman's Liquidation Shortfall Amount"), if any, by which (A) the aggregate amount (the "Winkelman's Liquidation Amount") received by Buyer upon liquidation of the Inventory held by the Business for sale in such stores of Winkelman's (the "Winkelman's Liquidation Inventory"), net of the reasonable costs to Buyer of conducting the liquidation, is less than (B) fifty percent of the aggregate Division Retail Value thereof, provided that Buyer conducts such liquidation in a commercially reasonable manner, or

         (1) Buyer shall pay to Seller the amount (the "Winkelman's Liquidation Excess Amount"), if any, by which (A) the Winkelman's Liquidation Amount for such stores exceeds (B) fifty percent of the aggregate Division Retail Value of the Winkelman's Liquidation Inventory for such stores.

Seller shall pay each Winkelman's Liquidation Shortfall Amount to Buyer, or Buyer shall pay each Winkelman's Liquidation Excess Amount to Seller, as may be the case, within fifteen days after completion of liquidation and (in the case of a Winkelman's Liquidation Shortfall Amount) receipt by Seller of an invoice therefor from Buyer with reasonably detailed supporting documentation.

         11.9 Post-Effective Time Transactions. The operation of the Business from immediately after the Effective Time to Closing (the "Interim Period") shall be for the account of Buyer. Without limiting the generality of the foregoing, Buyer shall be entitled to all receipts of the Business during the Interim Period, and Buyer shall pay and discharge when due, or, at Seller's option, promptly reimburse Seller for, all liabilities and obligations of the Business which are attributable to the Interim Period, including but not limited to all expenses for compensation and fringe benefits payable to Business Employees with respect to the Interim Period. If there shall occur during the Interim Period any event or occurrence as a result of which Buyer incurs any casualty loss or other Loss for which Seller is insured, Seller promptly shall pay to Buyer all proceeds of insurance paid to Seller with respect thereto, up to the amount of the Losses incurred by Buyer.
Seller and Buyer  acknowledge that, to the extent the  foregoing   requires
Buyer to pay any amounts that are not Assumed Liabilities, it constitutes a financial accommodation between Seller and Buyer and not an assumption by Buyer of any liabilities or obligations to third parties other than or in addition to the Assumed Liabilities. Without limiting the generality of the foregoing, none of the Business Employees shall be or become employees of Buyer unless and until they are retained by Buyer upon or following Closing.

   12.10 Lender Deposits.If and to the extent Seller receives any refunds or reimbursement of any Lender Deposits (or any portion thereof), such refunds or reimbursements shall be for the account of Buyer and Seller promptly shall remit such amounts to Buyer.

 .  Buyer represents and warrants to Seller as follows:

    14. Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not have a Material Adverse Effect.

    15.11 Authority. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     16.12 No Conflict; Required Consents..   The  execution,   delivery,   and
performance by Buyer of this Agreement do not and will not: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Buyer;
(ii) violate any provision of any Legal Requirements; or (iii) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person that has not been duly made or obtained.

         17.13 Acknowledgement Regarding Access to Certain Information.   Buyer
acknowledges that Seller has directed Dennis B. Tishkoff to answer all questions of Buyer with respect to the Business, and to make available to Buyer all documents relating to the Business requested by Buyer.

     18.14 HSR Act.The Acquiring Person (as that term is used in the regulations promulgated pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) in the transactions contemplated by this Agreement does not have at least $10,000,000 in assets or annual sales (as determined in accordance with such regulations).

19. Seller's Representations and Warranties. Seller represents and warrants to Buyer as follows, subject to exceptions stated in the Schedules:

   20. Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Massachusetts, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as such activities are currently conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by it or the nature of its activities makes such qualification necessary.

   21.15 Authority. Seller has all requisite power and authority to execute, deliver, and perform this Agreement and consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement on the part of Seller have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

   22.16  No Conflict; Required Consents. The   execution,   delivery,   and
performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated by this Agreement, do not and will not: (i) conflict with or violate any provision of the charter or bylaws of Seller; (ii) violate any provision of any Legal Requirements; (iii) conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof), accelerate, or permit the acceleration of the performance required by, any Contract or Encumbrance to which Seller is a party, or by which Seller or the Assets are bound or affected immediately prior to Closing, which in any case could have a Material Adverse Effect; (iv) result in the creation or imposition of any Encumbrance against or upon any of the Assets other than a Permitted Encumbrance; or (v) require any consent, approval or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person, the failure to obtain or make which reasonably could be expected to have a Material Adverse Effect and that has not been duly made or obtained.

         23.17    Assets; Title, Condition, and Sufficiency

          Seller (i) has exclusive, good and marketable title to those Assets consisting of tangible personal property (other than tangible personal property which is leased by Seller); (ii) has valid leasehold interests in those Assets consisting of tangible personal property that are leased by Seller; and (iii) validly holds its rights, titles and interests in all Assets consisting of intangible properties, privileges, rights, interests and claims, in the case of each of clauses (i), (ii) or (iii) of this Section free and clear of all Encumbrances of any kind or nature, except Permitted Encumbrances. Upon execution and delivery thereof by Seller as provided in Section 6.2, the instruments described in that Section will be adequate to transfer such rights, titles and interests in the Assets to Buyer, free and clear of all Encumbrances other than Permitted Encumbrances.

                  (19) Except as set forth on Schedule 4.6, none of the Personal Property included in the Assets is leased by Seller from any other Person. All of the fixtures included in the Assets are in good operating condition and repair, ordinary wear and tear excepted.

         24.18  Real Property

                  All the Assets  consisting of
fee interests in real property are described on Schedule 4.5 (including all improvements thereon, the "Real Property"). Seller holds no leasehold interests in any real property relating to, or used by Seller in its operation of, the Business. Except as otherwise disclosed on Schedule 4.5, Seller holds good, marketable and indefeasible fee simple title to the Real Property and the valid and enforceable right to use and possess the Real Property, subject only to Permitted Encumbrances.

                  (20) There are no leases or other Contracts, oral or written, granting to any Person other than Seller the right to occupy or use any of the Real Property, except as described on Schedule 4.5. All easements, rights-of-way and other rights appurtenant to, or which are necessary for Seller's current use of, any of the Real Property are valid and in full force and effect, and Seller has not received any notice with respect to the termination or breach of any of those rights. The Real Property, the improvements constructed thereon, and their current use conform to (i) all applicable material Legal Requirements, including zoning requirements and the Americans With Disabilities Act that are applicable to Seller or the Real Property, and (ii) all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel, except to the extent that any nonconformity therewith constitutes a Permitted Encumbrance.

          25.19  Acquired Contracts

                   Except for the Contracts listed
or described on Schedule 4.6 or other Schedules to this Agreement (the "Material Acquired Contracts") and Contracts included in the Excluded Assets, Seller is not bound or affected by any of the following that relate solely to the
Business: (i) leases or subleases of real or personal property (whether as lessor or lessee); (ii) license Contracts for operation of shoe departments;
(iii) Contracts with suppliers or distributors, including but not limited to purchase orders; (iv) bankers' acceptances, letters of credit or other facilities for the purchase, shipment and or storage of Inventory; (v) Contracts granting any Person an Encumbrance (other than a Permitted Encumbrance) on or against any of the Assets; (vi) Contracts of employment, or Contracts with consultants or independent contractors; (vii) Contracts pertaining to the use by Seller of any Intellectual Property or proprietary information of any other Person; (viii) Contracts restricting the ability of Seller, with respect to the Business, to engage in any lawful activity or disclose any information; (ix) Contracts other than those described in any other clause of this paragraph which are material to the operation of the Business; or (x) any other Contracts involving expenditures by or payments to Seller relating to the Business, that will or are reasonably likely to exceed $12,000 in any twelve month period (unless terminable without liability upon sixty days' or less notice).

                  (21) Seller has delivered to Buyer true and complete copies of each of the Material Acquired Contracts, including any amendments thereto (or, in the case of oral Acquired Contracts, true and complete written summaries thereof), and true and complete copies of all standard form Contracts used by Seller in its operation of the Business. Except as described in Exhibit 4.6: (i) each of the Material Acquired Contracts is valid, in full force and effect, and enforceable in accordance with its terms against the parties thereto other than Seller, and Seller has fulfilled when due, or has taken all action necessary to enable it to fulfill when due, all of its obligations thereunder without material breach; (ii) there has not occurred any material breach (without regard to lapse of time, the giving of notice, the election of any Person other than Seller, or any combination thereof) by Seller that has not been cured or waived, nor, to the knowledge of Seller, has there occurred any material breach (without regard to lapse of time, the giving of notice, the election of Seller, or any combination thereof) by any Person other than Seller under any of the Material Acquired Contracts; and (iii) neither Seller nor, to the knowledge of Seller, any other Person is in arrears in the performance or satisfaction of its obligations under any of the Material Acquired Contracts if being in arrears could constitute a material breach thereunder.

         26.20   Employment Matters

                    Schedule 4.7 includes a complete and correct list of names and positions of all employees of Seller engaged exclusively in the Business and their current hourly wages or salaries and other compensation.
As relates to the Business and individuals exclusively employed by Seller in connection with the Business ("Business Employees"), Seller has complied and is in compliance in all material respects with all Legal Requirements relating to the employment of labor, including those relating to wages, hours,
collective  bargaining,   unemployment  compensation,   worker's
compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes.

                  (22) Seller is not a party to any collective bargaining agreement or other Contract with any labor organization, and Seller has not recognized or agreed to recognize and is not required to recognize any union or other collective bargaining unit, applicable to any of the Business Employees. No union or other collective bargaining unit been certified as representing any Business Employees, nor has Seller received any requests from any Person for recognition as a representative of any Business Employees for collective bargaining purposes. To Seller's knowledge, none of Business Employees are engaged in organizing activity with respect to any labor organization.

         27.21  Employee Benefits

                    Schedule 4.8 includes a true and  complete   description
of  all  arrangements  (each  a  "Business  Benefit Arrangement")  under or with respect to which Seller provides employee or executive compensation or benefits to any current Business Employee (including any Business Employee on an approved leave of absence), including but not limited to arrangements for or with respect to life or health insurance, hospitalization, savings, bonus, profit sharing, retirement, pension, stock bonus or option, deferred compensation, incentive compensation, holiday, vacation, severance or sick pay, sick leave, disability, tuition refund or reimbursement, service awards, use of vehicles, scholarships, relocation, patent awards, fringe benefits, and individual employment, consulting or severance Contracts, other than any of the foregoing that involve less than $10,000 in any twelve month period and apply to fewer than ten Business Employees.

                  (23) Seller has paid or performed all of its obligations that have become due under each Business Benefit Arrangement prior to the Effective Time, and no Business Benefit Arrangement has been reduced or modified or rendered not due by reason of any extension, whether at the request of Seller or otherwise. Each Business Benefit Arrangement has been maintained in compliance with all applicable Legal Requirements. Seller has provided complete copies of each Business Benefit Arrangement or, in the case of each Business Benefit Arrangement not existing in written form, a complete and accurate description thereof (including any related trust instruments and insurance Contracts) and all amendments thereto.

                  (24) Except as is not reasonably likely to result in a Material Adverse Effect, (i) no reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any Business Benefit Arrangement constituting an "employee benefit plan" or "multiemployer plan" (as those terms are defined in ERISA) maintained by Seller or any Affiliate of Seller, and (ii) no "prohibited transaction," within the meaning of Title I of ERISA, has occurred with respect to any such employee benefit plan or multiemployer plan, and no material accumulated funding deficiency (as defined in Title I of ERISA) or withdrawal liability (as defined in Title IV of ERISA) exists with respect to any such employee benefit plan or multiemployer plan. Seller does not contribute and has no obligation to contribute, and has not contributed or had any obligation to contribute, to any "multiemployer plan" in which any former, retired or current Business Employees have or have had any right to participate.

  28.22 Litigation. Except as described on Schedule 4.9, there is no Litigation to which Seller is a party pending or, to Seller's knowledge, threatened, nor any Judgment outstanding by which Seller is bound or to which it is subject, in either case involving or affecting all or any part of the Business or the Assets.

         29.23    Financial Statements

                 Seller has delivered to Buyer correct and complete copies of the unaudited balance sheets of the Business as of January 28, 1995, February 3, 1996 and January 4, 1997, and the related unaudited statements of income and cash flows for the Business' fiscal years or periods then ended (collectively, the "Financial Statements"). Except as described on Schedule 4.10, the Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the Business' financial position, results of operations and changes in financial position (other than with respect to interest, overhead and income taxes) as of the dates and for the periods indicated, subject only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes. Except as disclosed by, or reserved against in, the Business' most recent balance sheet included in the Financial Statements, Seller does not have any liability or obligation, whether accrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or long-term commitments) relating to the Business (before the allocation of interest, overhead and income taxes), which was or would be material to the business, results of operations or financial condition of the Business, nor to Seller's knowledge does any aspect of the Business form a basis for any claim by a third party which, if asserted, could result in a liability required to be disclosed by or reserved against in a balance sheet prepared in accordance with GAAP.

                  (25) In connection with its acquisition of the Business, Seller allocated the consideration given by it for the Business among the Assets of the Business in accordance with GAAP.

       30.24  Absence of Certain Changes or Events.  Except as described on
Schedule 4.11, since November 2, 1996, there has not occurred any of the following:

         any operation of the Business outside the Ordinary Course;

                  (26) any sale or disposition of any assets relating to the Business other than in the Ordinary Course;

                  (27) any material adverse change in, or the occurrence of any event which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, assets, prospects or condition (financial or otherwise) of the Business, other than matters of a general economic nature;

                  (28) any damage, destruction or loss to or of any of the material assets or properties of Seller used in the conduct of the Business, whether or not covered by insurance;

                  (29) any waiver, release, discharge, transfer or cancellation by Seller of any rights or claims of any material value relating to the Business;

                  (30) (A) any payment of any bonus, profit sharing, pension or similar arrangement or special compensation to any Business Employee, except in the ordinary course of administration of the Business Benefit Arrangements, or
(B) any increase in the compensation payable or to become payable to any Business Employee, except in the Ordinary Course; or

                  (31) the entry by Seller into any Contract to do any of the foregoing.

        31.25   Tax Returns; Other Reports.

         . Seller has filed in proper form all federal, state, local, and foreign tax returns and other reports required to be filed, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report. Seller has received no notice of, nor does Seller have any knowledge of, any notice of deficiency or assessment of proposed deficiency or assessment from any taxing Governmental Authority with respect to the Business or the Assets. Except as described on Schedule 4.12, there are no audits pending with respect to Seller and there are no outstanding agreements or waivers by or with respect to Seller that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes for any period. There are no determined deficiencies or proposed assessments of Taxes against Seller or the Business.

         32.26    Compliance with Legal Requirements; Business Permits

                               Except as is not  reasonably
likely to result in a Material Adverse Effect, the ownership, leasing and use of the Assets as they are currently owned, leased and used by Seller, and the conduct of the Business as it is currently conducted, do not violate any Legal Requirements. Seller has received no written notice claiming a violation by Seller or the Business of any Legal Requirement applicable to the Business as it is currently conducted (which violation is reasonably likely to result in a Material Adverse Effect and has not been cured), and to Seller's knowledge there is no basis for any claim that such a violation exists.

                  (32) Seller holds all permits, authorizations, licenses, permissions and consents of any Governmental Authority or other Person that are required to own, maintain and operate the Assets and conduct the Business as currently conducted (the "Business Permits"), each of which that is material to the conduct of the Business is described on Schedule 4.13, and all of the Business Permits are in full force and effect. Except as described on Schedule
4.13 or as could not result in a Material Adverse Effect, (i) Seller is not in violation of or default under any of the Business Permits (without regard to requirements of notice, lapse of time, elections of other Persons, or any combination thereof), (ii) Seller has received no notice of any threatened cancellation, modification or non-renewal of any Business Permits, and (iii) to Seller's knowledge, no basis for any such cancellation, modification, or renewal exists. Seller has delivered to Buyer true and correct copies of each of the Business Permits.

        33.27  Intellectual Property.  Seller fully owns, or is licensed or otherwise has the  right to use,  all  Intellectual  Property  that is used solely in the operation of the Business (the "Business Intellectual Property"), all material items of which are described on Schedule 4.14.
Except as described on Schedule 4.14, Seller has not granted any outstanding license or other rights under any Business Intellectual Property. Except as described on Schedule  4.14, (i) to Seller's  knowledge  there  is  no
violation,   breach,   misappropriation   or infringement  by any third
party of any  Business  Intellectual  Property,  (ii) there  is  no  pending
or,  to  Seller's  knowledge,   threatened   opposition, interference,
reexamination, arbitration, invalidity, declaratory judgment, revocation, nullity or similar actions in respect of any Business Intellectual
Property, and (iii) there is no infringement by the Business of the rights of any Person with respect to any Intellectual Property held by that Person, nor has it received notice of any such claim.

         34.28    Environmental

                    Except as described in Schedule
4.15 or as could not result in a Material Adverse Effect, Seller is in compliance and has complied with all Environmental Laws applicable to the Assets or the Business, and no claims, notices of violation or administrative, civil or criminal proceedings have been threatened, filed or otherwise commenced against Seller, or any other Person with respect to the Assets or the Business, alleging any failure to so comply or alleging liability associated with Hazardous Substances, materials or contamination originating from the Assets or the Business.

                  (33) Except as disclosed in Schedule 4.15, Seller has not generated, treated, disposed, released or discharged any Hazardous Substance at, on, under, in or about, or in any other manner affecting the Real Property or any other property, and, to Seller's knowledge, no other present or previous owner, tenant, occupant or user of the Real Property or any other Person has committed or suffered any of the foregoing. To Seller's knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter the Real Property, nor is there any pending or threatened claim based on Environmental Laws which arises from any condition of the land surrounding the Real Property.

                  (34) Except as described in Schedule 4.15: (i) no underground storage tanks are currently or, to Seller's knowledge, have been, located on the Real Property; (ii) to Seller's knowledge, no Real Property has been used at any time as a gasoline station or any other facility which stores, pumps, dispenses or produces gasoline or any other petroleum products, including recycled products, or wastes; and (iii) to Seller's knowledge, no building or other structure on the Real Property contains asbestos in any form that is or could become friable. To Seller's knowledge, there are no incinerators, septic tanks, leach fields or cesspools on the Real Property, and all waste is discharged into a public sanitary sewer system.

                  (35) Seller has provided Buyer with complete and correct copies of: (i) all studies, reports, surveys, correspondence or other documents in Seller's possession or to which Seller has access, which relate to the presence or alleged presence of Hazardous Substances, at, on or affecting the Real Property; (ii) all notices or other documents or information in Seller's possession, or in the possession of a third party who is or has been under contract with Seller, that were received from any Governmental Authority having the authority to administer or enforce any Environmental Law relating to any of the requirements or liabilities associated with any Environmental Law; and (iii) all information and documents in Seller's possession, or to which Seller has access, relating to any claim, allegation or action by any third party against the Seller, or any other Person who is or has been associated with the Real Property, under any Environmental Law or alleging liability associated with Hazardous Substances originating from the Assets or the Business.

          35.29   Books and Records

          All of the books, records, and accounts of the Business are in all material respects accurate, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements.

          36.30   Accounts Receivable.

           Seller is the true and lawful owner of its accounts receivable generated in the Business and has good and clear title to each such account, free and clear of all Encumbrances, with the absolute right to transfer any interest therein. Each such account receivable is (i) a valid obligation of the account debtor enforceable in accordance with its terms, free and clear of all encumbrances, set-offs, adverse claims, assessments, defaults, prepayments, defenses, and conditions precedent (but subject to the effects of bankruptcy, insolvency and laws affecting creditors' rights generally), and (ii) a true and correct statement of the account for merchandise actually sold and delivered to, or for actual services performed for and accepted by, such account debtor.

         37.31   Inventory.

           Inventory of the Business has been valued in the Financial Statements in accordance with the retail inventory method, and markdowns of Inventory have been taken in the ordinary course consistent with past practice. Except pursuant to return policies described on Schedule 4.18 or pursuant to warranties described on Schedule 4.19, the Business is not subject to any material liability with respect to the return of Inventory in the possession of wholesalers, distributors, retailers or other customers.


         38.32   Warranties and Returns

                                  Except  that the  Business  honors  the return
policies of the stores in which it operates, the Business does not give and has not given any express product warranties. Except as set forth on Schedule 4.19, there is not presently, nor since February 3, 1996 has there been, any failure of a product sold by the Business such as to require a general recall or replacement campaign with respect to such product or a reformulation or change of such product.

         39.33   Customers and Suppliers

                                   Seller is not aware of any loss or threatened
loss of any customer, distributor, supplier or account of the Business that, in the case of any customer, distributor or account, accounted for gross sales during the fiscal year ended February 1, 1997 in excess of $500,000 or, in the case of any supplier, the loss of which could have a Material Adverse Effect.

         40.34   Product Liability Claims
                                    No product liability claim is pending or, to
the knowledge of Seller, threatened against Seller, or against any other party with respect to products sold in the course of the Business. To the knowledge of Seller, there have been no product liability claims asserted which have resulted in damages (including by way of settlement of claims) in excess of $10,000 as to any one claim with respect to products sold by the Business.

         41.35   Insurance
           There are no pending or, to Seller's knowledge, threatened termination or material premium increases with respect to any insurance policies in effect with respect to the Business or the Assets, which relate or are attributable primarily or exclusively to the Business. There are no material outstanding requirements or recommendations by or made on behalf of any insurance company that issued any policy with respect to any of the Assets requiring or recommending any equipment or facilities be installed on or in connection with any of the Assets.

42.      Covenants

         43.   Effect of Investigations.

          No investigation by Buyer or its representatives, nor any disclosure to Buyer by Dennis B. Tishkoff or any other representative of Seller, shall affect or limit the scope of any of the representations and warranties of Seller in the Agreement or in any Transaction Document, limit the liability of Seller for any breach of such representations and warranties, or limit any of Seller's other obligations under Article 7 of this Agreement;

         44.36    Confidentiality

                                               Any non-public information that
Buyer may obtain from Seller in connection with this Agreement with respect to Seller (exclusive of information relating to the Business) shall be deemed confidential, and Buyer shall not disclose any such information to any third party (other than its Affiliates, and their respective, directors, officers and employees, and representatives of their advisors and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby and who agree to keep such information confidential) or use such information to the detriment of Seller; provided that (i) Buyer may use and disclose any such information once it has been publicly disclosed (other than by Buyer in breach of its obligations under this Section or any other Person referred to in the immediately preceding parenthetical phrase) or which rightfully has come into the possession of Buyer (other than from Seller of from any such other Person), and (ii) to the extent that Buyer is compelled by Legal Requirements to disclose any of such information, Buyer may disclose such information if it shall have used all reasonable efforts, and shall have afforded Seller the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Buyer shall use all reasonable efforts to cause to be delivered to Seller, and retain no copies of, any documents, work papers and other materials obtained by Buyer or on its behalf from Seller, whether so obtained before or after the execution hereof.

                  (36) Any non-public information that Seller shall obtain from Buyer in connection with this Agreement with respect to Buyer or any of its Affiliates shall be deemed confidential, and Seller shall not disclose such information to any third party (other than its Affiliates, and their respective directors, officers and employees, and representatives of their advisors and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated thereby and who agree to keep such information confidential) or use such information to the detriment of Buyer; provided, that (i) Seller may use and disclose any such information once it has been publicly disclosed (other than by Seller in breach of its obligations under this Section or by any other person referred to in the preceding parenthetical phrase) or which rightfully has come into the possession of Seller (other than from Buyer or from any other such Person), and (ii) to the extent that Seller is compelled by Legal Requirements to disclose any of such information, Seller may disclose such information if it shall have used all reasonable efforts, and shall have afforded Buyer the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. In the event of termination of this Agreement, Seller shall use all reasonable efforts to cause to be delivered to Buyer, and retain no copies of, any documents, work papers, and other materials obtained by Seller or on its behalf from Buyer, whether so obtained before or after the execution hereof.

                  (37) Except as required by applicable Legal Requirements or the requirements of the Nasdaq National Market, neither Seller nor Buyer shall make any press release or public announcement or statement without the prior written consent and approval of the other. Seller and Buyer shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements or statements, and any oral or written statements to the Business Employees concerning this Agreement and the transactions contemplated hereby.

      45.37   Title Insurance Policy and Survey.

          At Closing, Seller shall provide to Buyer, at Seller's cost, (i) an owner's policy of title insurance (the "Title Policy") issued by a nationally recognized title insurance company (the "Title Company"), insuring title to the Real Property in Buyer in the amount of $5,500,000, and (ii) a boundary and improvement survey of the Real Property acceptable to Buyer, certified to Buyer and the Title Company.

         46.38   Employee Matters

                                                       Seller  shall  be  solely
responsible for and shall pay to the Business Employees all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions profit sharing, sick pay and other compensation or benefits to which they are entitled for periods prior to Closing, subject to Buyer's obligations under Section 2.10; provided, however, that Seller shall have no obligation to pay Business Employees hired by Buyer upon Closing for vacation time accrued but unused as of Closing. Buyer may, but will have no obligation to, offer employment to any of the current Business Employees as Buyer may desire.

                  (38) Buyer assumes neither any liability for accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any benefits under any Business Benefit Arrangements consisting of employee benefits plans (as defined in ERISA).

                  (39) Except for claims or obligations for vacation time accrued consistent with Seller's regular vacation policies for Business Employees hired by Buyer upon Closing, and subject to Buyer's obligations under
Section 2.10, (i) all claims and obligations under, pursuant to or in connection with any Business Benefit Arrangements or arising under any Legal Requirement affecting Business Employees incurred before Closing or resulting or arising from events or occurrences (or portions thereof) prior to Closing, shall remain the responsibility of Seller, whether or not such Business Employees are hired by Buyer at or after Closing, and (ii) Buyer shall have and assumes no obligation or liability under or in connection with any Business Benefit Arrangement. Buyer shall not be obligated to Seller to assume any preexisting physical condition of any Business Employee who is hired as an employee of Buyer.

                  (40) From time to time as requested in writing by Seller during the five year period following the Closing Date, Buyer shall advise Seller which of the Business Employees hired by Buyer has ceased to be employed by Buyer, and the effective date on which that occurred. Buyer shall have no liability to Seller for any breach of its obligations under this paragraph.

                  (41) As soon as reasonably practicable following the Closing Date, Buyer shall establish a defined contribution 401(k) profit sharing plan (the "Buyer's Plan") to provide benefits to the Business Employees who were, as of the Closing Date, entitled to coverage under the J. Baker, Inc. 401(k) Savings Plan ("Seller's Plan") and who become employees of Buyer prior to March 6, 1997. In consideration of the transfer of assets described below, the Buyer's Plan shall assume and discharge all obligations and liabilities of Seller's Plan for all benefits held under the Seller's Plan for such Business Employees. As soon as practicable after establishment of the Buyer's Plan, (i) Seller shall cause the trustee or other funding medium of Seller's Plan to transfer to the trustee or other fiduciary of the Buyer's Plan the portion of the Seller's Plan assets allocated to the accounts of such Business Employees, together with the earnings accrued under the Seller's Plan for the period from the Closing Date to the date of actual transfer of assets and (ii) Seller shall provide Buyer with such pertinent data or information as the Buyer may reasonably require to determine such Business Employees' service and account balances under the Seller's Plan as of the Closing Date. Seller and Buyer shall take such actions as may be required by Section 414(l) of the Internal Revenue Code of 1986, as amended, in connection with the spinoff and transfer of assets from Seller's Plan to the Buyer's Plan.


        47.39   Bulk Sales.

          Buyer and Seller each waives compliance by the other with Legal Requirements, if any, relating to bulk sales applicable to the transactions contemplated hereby.

        48.40   Transfer Taxes

          Seller and Buyer each shall bear one-half the amount of all sales, use, transfer, and similar Taxes arising from or payable by reason of the transactions contemplated by this Agreement.

         49.41 Underground Storage Tanks.

                                      Seller shall  reimburse Buyer
(within ten days after the date of each invoice therefor) for all fines, penalties and other amounts paid by Buyer pursuant to Legal Requirements or levy, assessment, order or other requirement of any Governmental Authority with respect to, or as a result of, the noncompliance of Seller (or previous owners and operators of the Real Property) with Legal Requirements respecting underground storage tanks on the Real Property, including but not limited to any failure to register or upgrade such tanks.

                  (42) If such underground storage tanks have been removed from the ground by Buyer within one year after the Closing Date (and provided that Buyer has not added any fuel or other products to such tanks prior to removal), Seller shall reimburse Buyer (within ten days after the date of each invoice therefor) for (i) the reasonable costs of removal and disposal of any soil contaminated by such tanks or their contents prior to such removal and the performance of any other remediation action required by applicable Legal Requirements, any Judgment or any Governmental Authority in connection with such removal, if such removal and/or disposal is performed by ERM or another firm approved in writing by Seller (which approval shall not unreasonably be withheld or delayed), and (ii) out-of-pocket costs and expenses reasonably incurred by Buyer pursuant to any Legal Requirements, any Judgment or any order of a
Governmental Authority in connection with such removal, including but not limited to continuing monitoring and reporting obligations, if any. Notwithstanding any other provision of this Agreement, Buyer in any event shall pay the costs of removing such tanks themselves and their contents, if any.

                  (43) With respect to any matter for which payment by Seller to Buyer will or may be required under this Section 5.7, (i) Buyer shall allow Seller or its advisors a reasonable period of time to review any filing or correspondence made by Buyer or its advisors to any Governmental Authority prior to transmittal to such Governmental Authority, and will consider and discuss with Seller its comments with respect thereto (if any), (ii) Buyer will allow Seller or its advisors to appear with Buyer or its advisors at any meeting with representatives of a Governmental Authority, and Buyer shall allow Seller or its advisors to participate in any telephone conference with representatives of a Governmental Authority, and, to the extent reasonably practicable, shall give reasonable advance notice to Seller of any such meeting or telephone conference, and (iii) prior to committing to pay, or paying, any amount to a third party (including any Governmental Authority and any environmental engineering or clean-up firm), Buyer shall notify Seller of such proposed commitment or payment and shall give Seller an opportunity to review the proposed commitment or payment and associated documentation and discuss the same with such third party, and shall not make such commitment or payment if Seller reasonably objects thereto unless (x) Buyer reasonably doubts that Seller has the ability to perform or pay (or cause to be performed or paid) such commitment or payment when due, or (y) Buyer reasonably believes that, if Buyer fails promptly to make or pay (or to cause to be performed or paid) such commitment or payment, Buyer is reasonably likely to be subject to action of a Governmental Authority or to a Judgment that reasonably could be expected to impair its operations.

50.      Closing

      51. The closing of the transactions contemplated by this Agreement ("Closing") shall take place at 10:00 a.m. on the date of this Agreement, at the offices of Parcel, Mauro, Hultin & Spaanstra, P.C., Denver, Colorado.

     52.42 At Closing, Seller shall deliver or cause to be delivered to Buyer, the following:

                   Bill of Sale. Bill of Sale in the form of Exhibit 6.2(a), executed by Seller.

                  (44) Assignment and Assumption. An Assignment of Contracts and General Assumption Agreement in the form of Exhibit 6.2(b) (the "Assignment and Assumption") executed by Seller.

                  (45) Vehicle Lease Assignments. Assignment instruments relating to leases of motor vehicles used solely in the Business, in form and substance acceptable to Buyer and Seller (the "Vehicle Lease Assignments").

                  (46) Vehicle Titles. Title certificates to all vehicles owned by Seller and included among the Assets, if any, endorsed by Seller for transfer of title to Buyer, and separate bills of sale therefor, if required by the laws of the States in which such vehicles are titled.

                  (47) FIRPTA Affidavit. An affidavit in the form attached as Exhibit 6.2(e), executed by Seller.

                  (48) Guaranty. A Guaranty in the form attached as Exhibit 6.2(f), executed by J. Baker,

                  (49) Evidence of Corporate Actions. Certified corporate resolutions, or other evidence reasonably satisfactory to Buyer, that Seller has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  (50) Deed. A limited warranty deed conveying the Real Property to Buyer, in the form of Exhibit 6.2(h), subject only to the exceptions reflected on the Title Policy.

                  (51) Transition Services Agreement. A Transition Services Agreement in the form attached as Exhibit 6.2(i) (the "Transition Services Agreement"), executed by Seller.

                  (52) Escrow Agreements. The Indemnity Escrow Agreement and the Adjustment Escrow Agreement, executed by Seller.

                  (53) Data. All historical  data in the possession of Seller or
J. Baker, Inc. that relates solely to the Business and consists of sales and inventory data, purchase order data, replenishment models, price change/advertising data, sku master file (including chain pricing), and store table file, on 3480 cartridges (6250 bpi in EBCDIC fixed length format), together with a log of such cartridges cross-referencing the files being provided, including the filename, the layout, and the period of time for the data (provided that Seller at its option may, instead of delivering such data at the Closing, make it available to Buyer at Seller's offices in Canton, Massachusetts after Closing, at a mutually convenient time).

                  (54) Opinions. The opinions of Mark T. Beaudouin and Goodwin, Procter & Hoar LLP, counsel to Seller, in forms acceptable to Buyer.

                  (55) Fleet Lease Agreements. Instruments among Seller, Buyer and/or Fleet Capital Corporation ("Fleet"), in form and content acceptable to Buyer and Seller, effecting a sublease to Buyer of the conveyor and sortation system located on the Real Property (the "Fleet Sublease Documents"), in form and content acceptable to Buyer and Seller, executed by Seller and Fleet.

        53.43   Buyer's Obligations.

      At Closing, Buyer shall deliver or cause to be delivered to Seller (except as otherwise provided below) the following:

                     Closing Payment and Contingent Amount Note. The Closing Payment and the Contingent Amount Note, executed by Buyer.

                  (56) Escrow Deposits. To the Escrow Agent, the Indemnity and Adjustment Escrow Deposits.

                  (57) Evidence of Corporate Actions. Certified corporate resolutions, or other evidence reasonably satisfactory to Seller, that Buyer has taken all action necessary to authorize the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  (58) Transition Services Agreement. The Transition Services Agreement, executed by Buyer.

                  (59) Escrow Agreements. The Indemnity Escrow Agreement and the Adjustment Escrow Agreement, executed by Buyer.

                  (60) Opinion. The opinion of Parcel, Mauro, Hultin & Spaanstra, P.C., acceptable to Seller.

                  (61) Fleet Sublease Documents. The Fleet Sublease Documents, executed by Buyer.

                  (62) Vehicle Lease Assignments. The Vehicle Lease Assignments, executed by Buyer.

                  (63) Assignment and Assumption. The Assignment and Assumption, executed by Buyer.

                  (64)     Guaranty.  The Guaranty, executed by Buyer.

                  (65)     Standby LC.  The Standby LC.

     54.44   Further Assurances.
                              In addition to the actions  described  in Sections
6.2 and 6.3, Seller and Buyer shall execute and deliver such further documents and instruments as are necessary at or following Closing to evidence or give effect to the sale of the Assets and the assumption of the Assumed Liabilities contemplated by this Agreement.

     55.      Indemnification

     56  Indemnification by Seller.  From  and  after  Closing,   Seller  shall
indemnify and hold harmless Buyer and its Affiliates, and their respective officers and directors, employees, agents, and representatives, as the case may be, from and against any and all Losses (but, in each such case, only to the extent that insurance proceeds have not been received and are not receivable in respect thereof) arising out of or resulting from:

                       any representations and warranties made by Seller in this Agreement not being true and accurate as of the Closing Date.

                (66) any failure by Seller to perform any of its covenants, agreements, or obligations in this Agreement;

                  (67) the operation of the Business prior to the Effective Time (other than Assumed Liabilities); and

                  (68) all liabilities and obligations of Seller that are not Assumed Liabilities (including but not limited to any such liabilities or obligations that arise under the bulk sales laws of any jurisdiction), or any failure of Seller to pay or discharge when due any such liabilities or obligations.

       57.45   Indemnification by Buyer.
                                  From and after Closing, Buyer shall indemnify
and hold harmless Seller and its Affiliates, and their respective officers and directors, employees, agents, and representatives, as the case may be, from and against any and all Losses (but, in each such case, only to the extent that insurance proceeds have not been received and are not receivable in respect thereof) arising out of or resulting from:

                       any representations and warranties made by Buyer in this Agreement not being true and accurate as of the Closing Date;

                  (69) any failure by Buyer to perform any of its covenants, agreements, or obligations in this Agreement; and

                  (70) the Assumed Liabilities, or any failure of Buyer to pay or discharge when due any of the Assumed Liabilities.

       58.46   Procedure for Indemnified Third Party Claim

                                                    Promptly after receipt by
a party entitled to indemnification hereunder (the "Indemnitee") of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 7.1 or 7.2, the Indemnitee shall give written notice thereof to the party from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor is adversely affected by such failure. In case any Litigation shall be brought against any Indemnitee, the Indemnitor shall be entitled to participate in such Litigation and, at the Indemnitor's option, may assume the defense thereof with counsel satisfactory to the Indemnitee, at the Indemnitor's sole expense. Any participation in any Litigation by the Indemnitee once defense thereof has been assumed by the Indemnitor shall be at the expense of the Indemnitee, unless the interests of the Indemnitor and the Indemnitee are sufficiently divergent that the counsel selected by the Indemnitor cannot effectively represent the Indemnitee. If the Indemnitor shall assume the defense of any Litigation, it shall not settle the Litigation without the Indemnitee's consent unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Litigation, and shall not in any way restrict the activities of the Indemnitee.

       59.47   Determination of Indemnification Amounts and Related Matters

                                                    Except as stated in Section
7.4(b), (i) Seller and Buyer shall have no liability under Sections 7.1 and 7.2, respectively, unless and until the aggregate amount of Losses otherwise subject to its indemnification obligations thereunder exceeds $250,000, and then only to the extent of such excess, and (ii) in no event shall the aggregate liability of Seller or Buyer under Sections 7.1 and 7.2, respectively, exceed $5,000,000.

                  (71) Seller's obligations under Section 7.1, and Buyer's obligations under Section 7.2, with respect to Losses arising or resulting from a breach of any of their respective covenants stated in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 5.2, 5.4, 5.6, 5.7, 6.4, 8.2 and 8.6
(collectively, the "Exception Covenants") shall not be subject to the limitations stated in Section 7.4(a), nor shall such Losses be considered with Losses subject to such limitation for purposes of determining whether Losses exceed the limitation stated in clause (ii) of that paragraph. However, if and to the extent any Losses arising or resulting from a breach of Exception Covenants (other than those in Section 5.7) also arise or result from any occurrence or set of facts or circumstances that also constitute a breach of Seller's representations and warranties in this Agreement, the limitation stated in clause (ii) of Section 7.4(a) shall apply notwithstanding the first sentence of this paragraph. Seller's obligations under Sections 7.1(c) or (d), with respect to Losses arising with respect to events (or periods or portions thereof) occurring before the Effective Time pursuant to claims of parties to the License Agreement dated as of May 28, 1991 between Seller (as successor licensee to the Felsway Corporation) and Steinbach, Inc., as amended, shall not be subject to the limitations stated in Section 7.4(a).

                  (72) Notwithstanding any other provision of this Agreement, for purposes of determining whether any representation or warranty of Seller in this Agreement is untrue or inaccurate for purposes of this Article 7, and determining the amount of any Losses arising or resulting from any such untruthfulness or inaccuracy, such representations and warranties shall be as they are stated except that all references to or qualifications by materiality therein (including but not limited to the word "material" and phrase "Material Adverse Effect") shall be deemed to be deleted therefrom and to be of no effect.

                  (73) Amounts  payable by the  Indemnitor to the  Indemnitee in respect of any Losses under Sections 7.1 or 7.2 shall be payable by the Indemnitor as incurred or paid, as the case may be, by the Indemnitee, and shall bear interest at the Prime Rate from the date the Losses for which indemnification is sought were incurred or paid, as the case may be, by the Indemnitee until the date of payment of indemnification by the Indemnitor.

         60.48   Survival;  Time and Manner of Certain Claims

                   The representations, warranties and agreements of Buyer and Seller in this Agreement shall survive Closing; provided, however, that neither Seller nor Buyer shall have any liability under:

                           Sections 7.1(a) or 7.2(a), respectively, except for
claims for Losses thereunder asserted by the party seeking such indemnification by written notice to the party from whom such indemnification is sought (A) within the statutory periods of limitations applicable to claims that could give rise to such Losses, in the case of the representations and warranties stated in
Section 4.12, (B) within three years after the Effective Time, in the case of the representations and warranties stated in Section 4.15, and (C) on or before May 31, 1998, in all other cases; and

           (2) Sections 7.1(b), (c) or (d) or 7.2(b) or (c), respectively, except for claims for Losses thereunder asserted by the party seeking such indemnification by written notice to the party from whom such indemnification is sought within three years after the Effective Time.

                  (74) After Closing the sole remedy of Buyer and Seller with respect to this Agreement and the transactions contemplated hereby for matters referred to in Sections 7.1 and 7.2 shall be (i) to make claims, to the extent permitted by such Sections, pursuant to the provisions of this Article 7, and
(ii) to seek specific enforcement of, or mandatory or injunctive relief with respect to, Sections 2.5, 2.6 and 5.2.

         61.49    Disbursement of Indemnity Escrow Deposit

                                                    The Indemnity Escrow Deposit
shall be held by the Escrow Agent until the first anniversary of the Closing Date (the "Indemnity Escrow Period"). If and to the extent that Buyer suffers or incurs any Losses for which it is entitled to indemnification under Section 7.1, it shall be entitled (but shall have no obligation) to obtain such indemnification from the Indemnity Escrow Deposit, by submitting to the Escrow Agent a claim for a disbursement therefrom in the amount of such Losses (or, if less, the amount of the Indemnity Escrow Deposit). Upon expiration of the Indemnity Escrow Period, Seller and Buyer shall direct the Escrow Agent to disburse to Seller the Indemnity Escrow Deposit, less (i) any amounts previously disbursed to Buyer in payment of indemnified Losses or to Buyer pursuant to
Section 2.8(b) and (ii) any amounts with respect to which Buyer has made a claim for disbursement and Seller has disputed such claim in the manner provided in the Indemnity Escrow Agreement, which amounts shall continue to be subject to the Indemnity Escrow Agreement in accordance with its terms.

     62.50  Other Indemnification.
                               The provisions of Sections 7.3 and 7.4 shall be
applicable to any claim for indemnification made under any other provision of this Agreement, and all references in Sections 7.3 and 7.4 to Sections 7.1 and
7.2 shall be deemed to be references to such other provisions of this Agreement.

     63.      Miscellaneous Provisions

     64. Each of the parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.

    65.51  Brokerage.   Seller shall indemnify and hold Buyer harmless from and
against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services, it being acknowledged that Webster Consultants, LLC, did not in any event act in any such capacity or provide any such service. Buyer shall indemnify and hold Seller harmless from and against any and all Losses arising from any employment by it of, or services rendered to it by, any finder, broker, agency, or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services, including but not limited to any employment of, services rendered by, or claims made by Webster Consultants, LLC.

    66.52 Wavers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking the action of compliance with any representation, warranty, covenant or agreement contained herein or in any Transaction Document. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement or any Transaction Document shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.


       67.53  Notices

          All notices, requests, demands, applications, services of process, and other communications which are required to be or may be given under this Agreement or any Transaction Document shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, delivered by recognized overnight courier, or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

         To Seller:

                           JBI, Inc.
                           555 Turnpike Street
                           Canton, MA 02021
                           Attention:       President
                           Telecopy:        (617) 821-4867

         Copies:

                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, Massachusetts 02109
                           Attention:       Stephen W. Carr, P.C.
                           Telecopy:        (617) 570-1231


         To Buyer:

                           CHB Capital Partners
                           511 16th Street, Suite 600
                           Denver, CO 80202
                           Attention:       Thomas L. Kelly II
                           Telecopy:        (303) 571-0114

         Copies:

                           Shoe Corporation of America, Inc.
                           2035 Innis Road
                           Columbus, Ohio 43224
                           Attention:       Mr. Dennis B. Tishkoff
                           Telecopy:        (614) 784-0104

                           Parcel, Mauro, Hultin & Spaanstra, P.C.
                           1801 California Street
                           Suite 3600
                           Denver, Colorado 80202-2636
                           Attention:       Bruce D. Stocks
                           Telecopy:        (303) 298-8465

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective,
(i) if delivered in person, by courier or by facsimile transmission, upon actual receipt by the addressee, or (ii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

   68.54. Entire Agreement;Amendments.

         This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto, including but not limited to the Letter of Intent dated November 13, 1996, between Buyer and J. Baker, Inc. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

   69.55. Binding Effect;Benefits.

          This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Neither Buyer nor Seller shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other. Notwithstanding the foregoing, Seller and Buyer each shall be entitled to assign this Agreement, in whole or in part, to any of their respective Affiliates without the consent of the other and Buyer may assign the Agreement to American National Bank and Trust Company of Chicago as agent for itself and other lenders; provided, however, that no such assignment shall relieve Buyer or Seller of any of its respective obligations under this Agreement, and provided, further, that any permitted assignee (whether or not it so states in writing) shall be deemed to have taken any interest in this Agreement and any rights thereunder subject to all rights (including rights of offset), defenses and claims of Seller against Buyer.

    70.56. Hearings, Schedues and Exhibits.
            The section and other headings in this Agreement are for reference purposes only and will not affect the meaning of interpretation of this Agreement. Reference to Schedules or Exhibits shall, unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference. Any item that could be deemed to be properly disclosable on more than one Schedule to this Agreement shall be deemed to be properly disclosed on all such Schedules if it is disclosed in reasonable detail on any Schedule to the Agreement.

   71.57. Counterparts
           This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

    72.58. Governing Law.

           The validity, performance, and enforcement of this agreement and all transaction documents, unless expressly provided to the contrary, shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law of such state.

    73.59   Third Parties;Joint Ventures.
           This Agreement constitutes an agreement solely among the parties hereto, and is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Seller) other than the parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

      74.60. Construction.

         This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.


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


         Buyer and Seller have executed this Asset Purchase Agreement as of the date first written above.


                                    SELLER

                                    JBI, Inc.
                                    By: /s/ Alan I. Weinstein
                                        ------------------------
                                  Name: Alan I. Weinstein
                                 Title: President



                                    BUYER

                                    Shoe Corporation of America, Inc.

                                    By: /s/ Dennis B. Tishkoff
                                      --------------------------
                                  Name: Dennis B. Tishkoff
                                 Title:   President